DocumentEncodingDefaultElectronics, Inc.


FOR IMMEDIATE RELEASE                       News Announcement

CONTACT:
Jeffrey D. Gash                             Joseph N. Jaffoni, Jennifer Hallahan
Vice President, Finance                     Jaffoni & Collins Incorporated
631/273-5500 or jgash@jacoelectronics.com   212/835-8500 or jaco@jcir.com


                JACO ELECTRONICS TO ACQUIRE INTERFACE ELECTRONICS


Hauppauge, NY and Franklin, MA (May 9, 2000) -- Jaco Electronics,  Inc. (Nasdaq:
JACO), a distributor of electronic components to original equipment manufacturers, announced today that it has entered into a definitive agreement to acquire privately-held Interface Electronics Corporation (IEC), a distributor of electronic components primarily serving the Northeast and Southeast. Upon closing, Joseph Oliveri, Chairman and Chief Executive Officer of IEC, will become Vice Chairman and Executive Vice President of Jaco Electronics.

Under the terms of the agreement, Jaco will acquire IEC for approximately $15.4 million in cash plus an earn out based on IEC's performance. Jaco will also assume approximately $3.5 million of IEC's debt. The transaction is expected to be consummated in the second calendar quarter of 2000 and is subject to the expiration of the applicable Hart-Scott-Rodino waiting period and other customary closing conditions.

Massachusetts-based Interface Electronics Corporation began operations in January of 1983 primarily focused on memory and passive technologies. In 1988 it commenced a geographic expansion and the Company now has branches in
Connecticut, New Jersey, North Carolina, Alabama and a corporate location in Franklin, Massachusetts. In the mid-1990's the company expanded its operations to include niche-oriented products that now heavily support the telecommunications, datacom and industrial sectors.

                                     -more-

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Jaco Electronics to Acquire Interface Electronics, 5/9/00                 page 2


Commenting on the transaction, Joel Girsky, Jaco's Chairman and Chief Executive Officer, said, "The addition of IEC is consistent with our strategy to complement our strong internal growth with strategic, accretive acquisitions. IEC significantly strengthens Jaco's position in the industry as we gain sales volume, a strong line card, a knowledgeable and proven management and sales team, and additional market presence in the Northeast and Southeast. Additionally, the IEC lines serve the rapidly growing telecommunications and wireless industries. We expect that with the addition of IEC, Jaco's annual sales run rate will approximate $300 million and that the acquisition will have a positive effect on earnings in fiscal 2001."

Mr. Oliveri began his career in 1970 with Milgray Electronics. He held management positions with Avnet, Harvey and Future Electronics prior to founding Interface Electronics Corporation in 1983, where he presently serves as President and Chief Executive Officer. Mr. Oliveri also serves as a member of the Board of Directors of EMC Corporation.

Mr. Girsky continued, "We are pleased to have Joe Oliveri, a 20 year industry leader, join our board and our management team, and look forward to the benefit of his experience as we continue to pursue additional internal and external growth opportunities for Jaco and its shareholders."

Jaco is a distributor of electronic components and a provider of contract manufacturing and value-added services throughout the United States and Canada from two distribution centers located on the East and West coasts and 14 sales offices located throughout the United States.
The Company distributes products such as semiconductors, capacitors, resistors, electro- mechanical devices, flat panel displays and monitors and power supplies, which are used in the

                                     -more-

Jaco Electronics to Acquire Interface Electronics, 5/9/00                 page 3


manufacture and assembly of electronic products. The Company also provides a variety of value-added services including automated inventory management services, integrating and assembling various custom components with flat panel displays (FPD's) to customer specifications (box-build), kitting the component requirements of customers, and furnishing contract manufacturing services.

Except for the historical information in this press release, this press release includes forward-looking statements that involve risks and uncertainties, including, but not limited to, the impact of competitive products, product demand and market acceptance risks, fluctuations in operating results, delays in development of highly-complex products and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ materially from such information set forth herein.



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